Schedule 1

Mandate Rate. The Mandate Rate for each class of the Fund shall be calculated pursuant to the table below.

Average Equity Asset Class Assets (Billions)	Mandate Rate (basis points)
	Retail Class Annualized Rate	Class A, Class M, Class C, Class I Annualized Rate	Class Z Annualized Rate
First $400	75	77	65
Next $400	67	71	58
Next $400	61	68	55
Over $1,200	58	66	54

Schedule 2

Maximum Management Fee Rate. The Maximum Management Fee Rate for each class of the Fund is set forth in the table below, if applicable.

Retail Class Annualized Rate (basis points)	Class A, Class M, Class C Annualized Rate (basis points)	Class I Annualized Rate (basis points)	Class Z Annualized Rate (basis points)
69	72	71	56

FIDELITY SELECT PORTFOLIOS
on behalf of Fidelity Real Estate Investment Portfolio

By	/s/ Stacie M. Smith
Stacie M. Smith
President and Treasurer

FIDELITY MANAGEMENT & RESEARCH COMPANY LLC, with respect to the provisions set forth in Sections I and V

By	/s/ Christopher J. Rimmer
Christopher J. Rimmer
Treasurer

FIDELITY INVESTMENTS INSTITUTIONAL OPERATIONS COMPANY LLC, with respect to the provisions set forth in Sections II, IV and V

By	/s/ Robert Adams
Robert Adams
President – Shareholder Division

FIDELITY SERVICE COMPANY, INC., with respect to the provisions set forth in Sections III, IV and V

By	/s/ Stephanie Caron
Stephanie Caron
President
Date:	October 15, 2025